Exhibit 99.1

GEON EXPANDS GLOBAL COMPOUNDING WITH EUROPEAN ACQUISITION

      Cleveland, Ohio – July 1, 1999 – The Geon Company (NYSE:GON) announced today it has completed an agreement to acquire privately held Acrol Holdings Limited, headquartered in Widnes, England. Acrol is the United Kingdom’s leading formulator of vinyl plastisols, which are plasticized compounds used in applications such as automotive interiors, wallcoverings, and metal and fabric coatings.

      The company also is a leading distributor of compounding additives, and manufactures a range of specialty polymer-coated textiles.

      Geon anticipates that Acrol’s 1999 sales will be approximately $17 million. Acrol’s historic operating margins and sales growth rates have paralleled Geon’s Performance Polymers and Services business segment. The transaction is expected to be accretive to Geon earnings by $0.02 per share annually after interest and goodwill amortization.

      “We have stated our intent to expand our product offering globally,” said Thomas A. Waltermire, Geon president and chief executive officer. “Acrol is a strategic addition to our specialty resin and formulator group because of its focus on high-end, value-added applications. This acquisition will provide us with a platform to expand our market and technology strengths within the European market.”

      Acrol has manufacturing sites in Widnes, which is near Liverpool, and in Bolton, England, near Manchester. The company has been in business since 1981 and employs approximately 55 people.

      Geon ranks as North America’s largest producer of specialty resins and plastisol formulations. In 1998, Geon acquired three vinyl formulator businesses: Plast-O-Meric, which was North America’s largest merchant formulator of vinyl plastisols; Wilflex; and Adchem. These acquisitions have combined annual sales of approximately $110 million.

      The Geon Company is a leading North American-based polymer services and technology company with operations in vinyl compounds, specialty vinyl resins and formulations, and other value-added products and services. Headquartered in Avon Lake, Ohio, The Geon Company and its subsidiaries employ nearly 2,000 people and have 19 manufacturing plants in the United States, Canada, England and Australia, and joint ventures in the United States, Canada, England, Australia and Singapore. Information on the Company’s products and services, as well as news releases, EDGAR filings, Form 10-K, 10-Q, etc. is available on the Internet at http://www.geon.com.